SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALTERA CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2009

1:30 p.m.

The annual meeting of stockholders of Altera Corporation, a Delaware corporation, will be held on Tuesday, May 12, 2009, at 1:30 p.m. local time, at Altera’s offices at 101 Innovation Drive, San Jose, California 95134, for the following purposes:

(1)	To elect directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

(2)	To approve an amendment to the 2005 Equity Incentive Plan to increase by 5,000,000 the number of shares of common stock reserved for issuance under the plan.

(3)	To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

(5)	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The foregoing items of business are more fully described in the attached proxy statement. Stockholders who owned shares of our common stock at the close of business on March 13, 2009 are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

You may choose to vote your shares in one of the following ways: (1) via the Internet at Broadridge Investor Communication Solutions’ voting website (www.proxyvote.com); (2) telephonically by calling the telephone number shown in the proxy card; (3) by voting in person at the annual meeting; or (4) by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”).

For the Board of Directors
ALTERA CORPORATION
/s/ Katherine E. Schuelke
Katherine E. Schuelke
Secretary

San Jose, California

March 30, 2009

YOUR VOTE IS IMPORTANT.

PLEASE CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OVER THE INTERNET, OR BY TELEPHONE, AS PROMPTLY AS POSSIBLE. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL, IF YOU PREFER. WE ENCOURAGE YOU TO VOTE VIA THE INTERNET.

ALTERA CORPORATION

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Altera Corporation, a Delaware corporation, for use at our annual meeting of stockholders to be held on May 12, 2009, or at any adjournment(s), continuation(s), or postponement(s) of the meeting.

We use a number of abbreviations in this proxy statement. We refer to Altera Corporation as “Altera,” or “we,” “us,” or “our.” References to “2008” means the 2008 fiscal year, which began on December 29, 2007 and ended on December 31, 2008. The period beginning on January 1, 2009 and ending on December 31, 2009 is referred to as “2009”. Our 2009 annual meeting of stockholders is simply referred to as “the annual meeting” or “the meeting.”

Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

We anticipate that the Notice of Internet Availability will be mailed on or about March 30, 2009 to all stockholders entitled to vote at the annual meeting.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“Annual Report,” and collectively with our letter to stockholders and this proxy statement, the “Proxy Materials”) have been made available to all stockholders entitled to vote at the annual meeting and who received a Notice of Internet Availability.

Paper copies of the Proxy Materials may be obtained by following the instructions on the Notice of Internet Availability. Upon request, we will provide any exhibit listed in the Annual Report.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we furnish the Proxy Materials to our stockholders over the Internet, rather than mailing printed copies of those materials to each stockholder. Each stockholder who receives a Notice of Internet Availability has the right to vote on all matters presented at the meeting.

You will not receive a printed copy of the Proxy Materials unless you request one. Instead, the Notice of Internet Availability will provide instructions as to how you may: (1) access and review the Proxy Materials on the Internet and (2) access your proxy to vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the Proxy Materials, please follow the instructions included in the Notice of Internet Availability. If you share an address with another stockholder and have received only one Notice of Internet Availability, you may write or call us to request a separate copy of these materials at no cost to you.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock at the close of business on March 13, 2009, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. On the record date, we had 293,376,357 shares of common stock issued and outstanding.

How Your Proxy Will Be Voted

If you submit your proxy—whether via the Internet, by telephone, in person or by mail—the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1, 2, 3, and 4. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named on your voting form to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone, or by mail, or (2) delivering instructions to us, care of our Secretary, at the address of our principal executive offices. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective. Your attendance at the annual meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Voting

Tabulation; Quorum

Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. The inspector of elections appointed for the annual meeting tabulates the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Shares represented by proxies marked with abstentions or represented by broker “non-votes” (as described in further detail below) will be counted as shares that are present for purposes of determining whether a quorum exists. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Treatment of Abstentions; Broker Non-Votes

In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker “non-votes” in the following manner. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for your account does not vote on a particular proposal because the nominee does not have the discretionary authority to vote on that item and has not received voting instructions from you. Broker “non-votes” on a proposal are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal. As a result, broker “non-votes” do not have an effect on any of the proposals. For Proposal 1, each director must receive the majority of votes cast with respect to that director. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For Proposals 2, 3, and 4, which require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a negative vote.

Solicitation of Proxies

We pay for the cost of this solicitation. We have retained Laurel Hill Advisory Group, LLC to assist with the solicitation of proxies for a fee of $9,000, plus reimbursement for out-of-pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and other employees, without additional compensation.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our board of directors is currently comprised of seven members, all of whom have been nominated for re-election at this year’s annual meeting.

The nominating and governance committee of the board of directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unable or declines to serve as a director at the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected at the annual meeting will hold office until the next annual meeting or until their successors are elected and qualified.

Directors are elected by a majority of the votes cast at the annual meeting except in the case of a contested election. A contested election occurs when the number of nominees exceeds the number of directors to be elected, in which case directors are elected by a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. If a director nominee, who is serving as a director at the time of the election, does not receive a majority of the votes cast, such nominee will tender his/her resignation to the board of directors. The nominating and governance committee will then make a recommendation to the board of directors to either accept or reject the resignation. The board of directors will act on the nominating and governance committee’s recommendation and publicly disclose its reasons and decision within ninety days from when the election results are certified. The director who tenders his/her resignation does not participate in the board’s decision.

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) with Altera	Director Since
John P. Daane	45	Chairman of the Board, President, and Chief Executive Officer	2000
Robert J. Finocchio, Jr.	57	Lead Independent Director	2002
Kevin McGarity	63	Director	2004
Gregory E. Myers	59	Director	2007
Krish A. Prabhu	54	Director	2008
John Shoemaker	66	Director	2007
Susan Wang	58	Director	2003

There is no family relationship between any of our directors or executive officers.

JOHN P. DAANE joined us as President and Chief Executive Officer in November 2000 and was elected as one of our directors in December 2000. He was elected chairman of the board of directors in May 2003. Prior to joining us, Mr. Daane spent fifteen years at LSI Logic Corporation, a semiconductor manufacturer, most recently as Executive Vice President, Communications Products Group, with responsibility for ASIC technology development and the Computer, Consumer, and Communications divisions.

ROBERT J. FINOCCHIO, JR. has served as one of our directors since January 2002. He has been a dean’s executive professor at Santa Clara University, Leavey School of Business, since September 2000. Prior to joining us, he served as Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and as Chairman of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company. Mr. Finocchio also serves as a director of Echelon Corporation and Sun Microsystems, Inc.

KEVIN MCGARITY has served as one of our directors since March 2004. From 1988 until 1999, he served as Senior Vice President of Worldwide Marketing and Sales for Texas Instruments, Inc., a diversified semiconductor company. He currently is a consultant to global companies in the semiconductor industry. Mr. McGarity also serves as a director of Fairchild Semiconductor International, Inc.

GREGORY E. MYERS has served as one of our directors since October 2007. In 2005, Mr. Myers retired from his position as Vice President and Chief Financial Officer of Symantec Corporation, a computer software company. Prior to Symantec, Mr. Myers spent five years at Novell Corporation in various financial roles.

KRISH A. PRABHU has served as one of our directors since May 2008. In February 2008, Mr. Prabhu retired from his position as Chief Executive Officer and President of Tellabs, Inc., a global supplier to the telecommunications industry. He served as a Venture Partner with Morgenthaler Venture Partners, a venture capital buyout firm, from November 2001 to 2004. Currently, Mr. Prabhu is an advisor to various companies in the telecommunications and semiconductor industries, and he serves as a director of Tekelec and ADC Telecommunications, Inc.

JOHN SHOEMAKER has served as one of our directors since March 2007. In 2004, Mr. Shoemaker retired from his position as Executive Vice President of Sun Microsystems, Inc., a network computing company. Prior to joining Sun Microsystems, Mr. Shoemaker served in a number of senior executive positions with Xerox Corporation. Mr. Shoemaker also serves as chairman of the board of SonicWALL, Inc. and as a director of Extreme Networks, Inc.

SUSAN WANG has served as one of our directors since October 2003. In 2002, Ms. Wang retired from her position as Executive Vice President and Chief Financial Officer of Solectron Corporation, a worldwide provider of electronics manufacturing services, where she worked from 1986. She is a certified public accountant. Ms. Wang also serves as a director of Avanex Corporation and Nektar Therapeutics.

Vote Required and Board of Directors’ Recommendation

Those nominees who receive a majority of the votes cast shall be elected as directors. Any nominee who does not receive a majority of the votes cast shall tender his/her resignation to the board of directors, and the board of directors shall act on such resignation as specified above. Our board of directors recommends that the stockholders vote “FOR” the nominees listed above.

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to stockholders and to our employees, customers, suppliers, and local communities in which we operate.

We have a code of business conduct and ethics that applies to our officers, directors, and employees, and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Additionally, the audit committee has adopted a code of ethics for senior financial officers and certain other employees of the finance department. If we make any material amendments to the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, or grant any waiver from any provision of the code to any such person, we will promptly disclose the nature of the amendment or waiver on our website at www.altera.com.

Our corporate governance guidelines, together with our current committee charters and the two codes described above, are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing to us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the Nasdaq Global Select Market (“NASDAQ”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Six of the seven directors standing for re-election at the annual meeting are independent of us and our management;

•	The independent directors meet regularly without management present;

•	All members of the audit committee, compensation committee, and nominating and governance committee are independent directors;

•	The board of directors has elected a lead independent director;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have a code of business conduct and ethics that applies to all of our officers, directors, and employees;

•

We have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, all other officers in the finance department as well as certain other employees of the finance department; and

•

We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.

Director Independence

In accordance with current NASDAQ listing standards, the board of directors, on an annual basis, affirmatively determines the independence of each director and nominee for election as a director, including all elements of independence set forth in the NASDAQ listing standards. The director independence standards are set forth in our corporate governance guidelines, which are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com.

It is the policy of the board of directors that a significant majority of the directors be independent. A director is independent if he/she has no material relationship with us or our affiliates (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with us or our affiliates) and meets the standards for independence as defined by applicable law and the rules of NASDAQ. Such relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

More specifically, a director is not considered independent if:

•	he/she is currently employed, or has been employed within the past three years, by us or any of our affiliates;

•

the director (or his/her immediate family member as defined by NASDAQ) accepted compensation from us or any of our affiliates in excess of $120,000 during any twelve month period within the past three years (other than compensation for board service, retirement plan benefits, or non-discretionary compensation, or compensation paid to a family member who is an employee (other than an executive officer));

•	the director has an immediate family member who is, or has been in the past three years, employed by us or any of our affiliates as an executive officer;

•

the director (or any immediate family member) is or has been a partner, controlling stockholder or an executive officer of any business to which we made, or from which we received, payments (other than those which arise solely from investments in our securities) that exceed five percent of such entity’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	the director (or his/her immediate family member) is or has been employed as an executive officer of another entity where any of our executive officers serve on that entity’s compensation committee;

•

he/she (or any immediate family member) is a current partner of our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), or either the director (or an immediate family member) has been a partner or employee of PricewaterhouseCoopers in the past three years and worked on our audit during that time; or

•	the director participated in the preparation of our (or any of our current subsidiaries’) financial statements at any time during the past three fiscal years.

The determination of director independence is made during the annual review process; the board considers relationships that the board members (and those of their immediate family members) have with us and our affiliates and other potential conflicts of interest. Based on the most recent review, there were no transactions, arrangements or relationships between us (or our affiliates) and any board member that would impair the independence of any board member.

Currently, six of the seven directors nominated for re-election meet the standards for independence as defined by NASDAQ, with John P. Daane, our Chairman of the Board, President, and Chief Executive Officer (“CEO”), being the only director who is not independent. Robert J. Finocchio, Jr. is our lead independent director.

Board of Directors and Committees

Board Meetings

During 2008, the board of directors held eight meetings. Each director attended at least seventy-five percent of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served. Our independent directors hold executive sessions without management present at most meetings of the board of directors. We expect each of our directors to attend the annual meeting every year, unless extenuating circumstances prevent their attendance. All of our then-current directors attended last year’s annual meeting.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with a board member, or the full board, may send a written communication to us, care of our Secretary, at the address of our principal executive offices. Our Secretary will forward the communication to the board or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal, or harassing, in which case our Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Committee Membership

Below is a summary of our committee structure and membership information as of March 30, 2009, the date this proxy statement is made available.

Audit Committee

The current members of the audit committee are Susan Wang (Chairman), Robert J. Finocchio, Jr., and Gregory E. Myers, each of whom is: (1) “independent” as that term is defined in Section 10A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); (2) “independent” as defined by current NASDAQ listing requirements; and (3) financially literate and has the requisite financial sophistication as required by NASDAQ rules applicable to issuers listed on NASDAQ. In addition, the board of directors has determined that Ms. Wang, Mr. Finocchio, and Mr. Myers each meet the criteria of an “audit committee financial expert” within the meaning of the SEC’s regulations. The audit committee held eight meetings during 2008.

The purpose of the audit committee is to oversee: (1) the integrity of reported financial results; (2) the quality and adequacy of disclosures; (3) the soundness and effectiveness of our accounting policies and internal control over financial reporting; (4) our compliance with significant applicable financial, legal, and ethical requirements; (5) the independence and performance of our independent registered public accounting firm (“external auditor”) and internal auditors; and (6) communications among the external auditor, internal auditors, financial and senior management, and the board of directors. The audit committee has ultimate authority and responsibility to select, approve the compensation of, evaluate and, when appropriate, replace our external auditor. The audit committee also has the sole authority to hire and review the performance of our Senior Director of Internal Audit and Compliance and to review and approve the scope of internal audit plans. The audit committee has established procedures for: (a) the receipt, retention, and treatment of complaints received by us regarding accounting, internal controls, or auditing matters; and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Additional information regarding the audit committee and its members is contained in the “Audit Committee Report” on page 32.

Compensation Committee

The current members of the compensation committee are John Shoemaker (Chairman), Kevin McGarity, and Krish A. Prabhu, each of whom is “independent” as defined by current NASDAQ listing requirements. The compensation committee held five meetings during 2008.

The purposes of the compensation committee are to: (1) evaluate and establish the CEO’s compensation in consultation with the independent members of the board of directors; (2) evaluate and establish the compensation of other executive officers; (3) annually lead the board of directors in a discussion of the CEO’s performance; and (4) evaluate and make recommendations to the board of directors regarding the compensation of directors.

In addition, the compensation committee has the sole authority to engage outside advisers to assist in its work, such as compensation consultants. Additional information regarding the compensation committee and its members is contained in the “Compensation Committee Report” on page 31.

Compensation Committee Interlocks and Insider Participation

Neither Mr. Shoemaker, Mr. McGarity, nor Mr. Prabhu was at any time an officer or employee of the company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Nominating and Governance Committee

The current members of the nominating and governance committee are Robert J. Finocchio, Jr. (Chairman) and John Shoemaker, both of whom are “independent” as defined by current NASDAQ listing requirements. The nominating and governance committee held one meeting in 2008.

The purposes of the nominating and governance committee are to: (1) identify individuals qualified to become members of the board of directors and to nominate directors for election; (2) lead the board of directors in its annual performance review; and (3) review and make recommendations to the board of directors concerning corporate governance matters. As part of its annual performance review process, the nominating and governance committee seeks input from each board member regarding the performance of individual directors, each committee, and the board as a whole. The committee reports this information to the board and also takes into account the results of this annual performance review in its decisions regarding director nominations. Additional information regarding the nominating and governance committee and its members is contained in the “Nominating and Governance Committee Report” on page 12.

Director Compensation

We pay our non-employee directors an annual retainer for board and committee service. The annual retainers are targeted so that total cash compensation approximates the 50th percentile of the peer companies listed in the “Peer Group and Benchmarking” section on page 17. The payment schedule applicable to board and committee service is described more fully in the chart below. The retainer payments are made on the date of each year’s annual meeting of stockholders and are pro-rated if a director’s service begins subsequent to the date of the annual meeting.

Annual Retainer
Board Membership	$50,000

Audit Committee	$20,000 Chair
$12,000 Member

Compensation Committee	$13,000 Chair
$10,000 Member

Nominating and Governance Committee	$10,000 Chair
$6,000 Member

Lead Independent Director	$5,000

Other Director Benefits

Equity Compensation	Described in further detail below

Pursuant to our 2005 Equity Incentive Plan (“2005 Plan”), at the discretion of the compensation committee, when a non-employee director joins the board, he/she may be granted either: (i) up to a maximum number of shares subject to a restricted stock unit (“RSU”) and/or a restricted stock grant having an aggregate fair market value (i.e., the closing price of our common stock on the date of grant, as reported on NASDAQ) equal to $300,000, as measured on the date of grant, or (ii) up to a maximum aggregate number of 40,000 shares subject to a stock option and/or stock appreciation right (“SAR”).

Following the date of each annual stockholders meeting, each non-employee director who is re-elected may be granted, at the discretion of the compensation committee, either: (i) up to a maximum number of shares subject to an RSU and/or a restricted stock grant having an aggregate fair market value equal to $150,000, as measured on the date of grant, or (ii) up to a maximum aggregate number of 20,000 shares subject to a stock option and/or SAR.

RSUs and restricted stock grants vest and are exercisable as determined by the compensation committee, provided that RSUs and restricted stock vest over a minimum of three years as measured from the date of grant. The term of any stock option and/or SAR grant is ten years. The exercise price of any stock option and/or SAR grant is equal to the fair market value of our stock on the grant date. Non-employee directors are also eligible to receive other types of awards under the 2005 Plan (including bonus stock), but such awards are discretionary and are not automatic.

In February 2008, the board adopted stock ownership guidelines that provide that each director should own, within five years of the institution of the requirement, 5,500 shares of our common stock. The guidelines provide that an individual may request that the compensation committee suspend the ownership guidelines based on personal hardship.

The following table summarizes the total compensation received by each of our directors in 2008. Our directors do not receive any fringe or other benefits.

DIRECTOR COMPENSATION

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($) (f)	Total ($) (g)

Robert J. Finocchio, Jr.	77,000	23,720	31,405	—	—	132,125
Kevin McGarity	60,000	23,720	40,398	—	—	124,118
Gregory E. Myers	62,000	23,720	85,530	—	—	171,250
Krish A. Prabhu(3)	60,000	—	48,236	—	—	108,236
Robert W. Reed(4)	—	—	31,405	—	—	31,405
John Shoemaker	69,000	23,720	87,586	—	—	180,306
Susan Wang	70,000	23,720	38,757	—	—	132,477

(1)	Mr. Daane, our Chairman of the Board, President, and Chief Executive Officer, does not receive any compensation for his service as a member of the board of directors.
(2)	Stock awards consist only of RSUs. Amounts shown in columns (c) and (d) do not reflect compensation actually received by the director. Instead, the amounts represent the compensation cost we recognized in 2008, including amounts related to grants made in prior years, in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment” (“FAS 123R”), disregarding adjustments for forfeiture assumptions. For a discussion of valuation assumptions, see Note 10 to our 2008 Consolidated Financial Statements included in our Annual Report.
(3)	Mr. Prabhu joined our board of directors and became a member of the compensation committee on May 13, 2008.
(4)	Mr. Reed retired from the board of directors effective May 13, 2008, the date of last year’s annual meeting. As a result, he did not receive an annual retainer or any equity compensation in 2008. In 2008, Mr. Reed acquired 30,000 shares upon exercise of stock options received pursuant to our 1998 Director Stock Option Plan (which was replaced by the 2005 Plan in May 2005) and our 2005 Plan. The value realized on exercise was $112,633, which represents the difference between the exercise price and the fair market value of the common stock on the date of exercise. From 2001 through 2004, director stock option grants contained a retirement provision allowing the options to be exercised for up to one year following retirement, provided that the director had completed ten years of service as a director prior to retirement. This practice was discontinued upon the adoption of the 2005 Plan. For the option grants that contain the retirement provision, Mr. Reed qualified for the retirement benefit.

The following table sets forth information with respect to stock option grants and RSU awards made during 2008 to our directors. The vesting schedule and grant term is described in further detail in the “Director Compensation” section on page 9.

Name (a)	Grant Date (b)	Stock Awards: Number of Shares of Stock or Units (#)(1) (c)	Option Awards: Number of Securities Underlying Options (#)(2) (d)	Exercise or Base Price of Option Awards ($/Sh)(3) (e)	Grant Date Fair Value of Stock and Option Awards ($)(4) (f)
Robert J. Finocchio, Jr.	05/13/2008	5,000	—	—	113,900
Kevin McGarity	05/13/2008	5,000	—	—	113,900
Gregory E. Myers	05/13/2008	5,000	—	—	113,900
Krish A. Prabhu	05/13/2008	—	40,000	22.78	303,760
Robert W. Reed	—	—	—	—	—
John Shoemaker	05/13/2008	5,000	—	—	113,900
Susan Wang	05/13/2008	5,000	—	—	113,900

(1)	Represents the number of RSUs awarded to each director pursuant to our 2005 Plan.
(2)	Represents the number of non-statutory stock options granted under our 2005 Plan.
(3)	The exercise price for the stock option grant shown here is the fair market value (i.e., the closing price) of our common stock on the date of grant, as reported on NASDAQ.
(4)	Represents the full grant date fair value of each stock option grant and/or RSU award, as applicable, computed in accordance with FAS 123R.

The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of 2008.

Name (a)	Grant Date (b)	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (e)	Option Exercise Price($) (f)	Option Expiration Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)
Robert J. Finocchio, Jr.	01/08/2002	40,000	—	—	24.92	01/08/2012	—	—	—	—
	04/30/2002	3,333	—	—	20.56	04/30/2012	—	—	—	—
	05/06/2003	10,000	—	—	17.24	05/06/2013	—	—	—	—
	05/11/2004	10,000	—	—	22.03	05/11/2014	—	—	—	—
	05/10/2005	10,000	—	—	20.73	05/10/2015	—	—	—	—
	05/09/2006	10,000	—	—	21.07	05/09/2016	—	—	—	—
	05/08/2007	10,000	—	—	23.52	05/08/2017	—	—	—	—
	05/13/2008	—	—	—	—	—	5,000	83,550	—	—

Kevin McGarity	03/09/2004	40,000	—	—	21.20	03/09/2014	—	—	—	—
	05/11/2004	1,667	—	—	22.03	05/11/2014	—	—	—	—
	05/10/2005	10,000	—	—	20.73	05/10/2015	—	—	—	—
	05/09/2006	10,000	—	—	21.07	05/09/2016	—	—	—	—
	05/08/2007	10,000	—	—	23.52	05/08/2017	—	—	—	—
	05/13/2008	—	—	—	—	—	5,000	83,550	—	—

Gregory E. Myers	10/15/2007	11,667	28,333	—	23.60	10/15/2017	—	—	—	—
	05/13/2008	—	—	—	—	—	5,000	83,550	—	—

Krish A. Prabhu	05/13/2008	—	40,000	—	22.78	05/13/2018	—	—	—	—

Robert W. Reed	05/01/2001	5,000	—	—	26.65	05/01/2011	—	—	—	—
	04/30/2002	10,000	—	—	20.56	04/30/2012	—	—	—	—
	05/11/2004	10,000	—	—	22.03	05/11/2014	—	—	—	—

John Shoemaker	03/19/2007	17,500	22,500	—	20.64	03/19/2017	—	—	—	—
	05/08/2007	1,667	—	—	23.52	05/08/2017	—	—	—	—
	05/13/2008	—	—	—	—	—	5,000	83,550	—	—

Susan Wang	10/07/2003	40,000	—	—	19.00	10/07/2013	—	—	—	—
	05/11/2004	5,833	—	—	22.03	05/11/2014	—	—	—	—
	05/10/2005	10,000	—	—	20.73	05/10/2015	—	—	—	—
	05/09/2006	10,000	—	—	21.07	05/09/2016	—	—	—	—
	05/08/2007	10,000	—	—	23.52	05/08/2017	—	—	—	—
	05/13/2008	—	—	—	—	—	5,000	83,550	—	—

(1)	Amounts reflecting market value of RSUs are based on the price of $16.71 per share, which was the closing price of our common stock as reported on NASDAQ on December 31, 2008.

Nominating and Governance Committee Report

The nominating and governance committee operates under a written charter adopted by our board of directors. The charter is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Nomination of Directors

The nominating and governance committee nominates candidates for election to the board based on an evaluation of the candidate’s decision-making ability, business experience and expertise, technological background, personal integrity, reputation, ability and willingness to devote the necessary time to board service on an ongoing basis, and independence as defined by NASDAQ listing standards. In addition, the nominating and governance committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, customers, and the community in which we operate. Accordingly, the nominating and governance committee actively seeks qualified candidates for nomination and election to the board of directors that reflect such diversity. The nominating and governance committee also reviews the activities and associations of potential candidates to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent a potential candidate from fulfilling the duties of a director. When the nominating and governance committee considers nominating current members of the board of directors for re-election, it reviews each member’s contributions to the board, knowledge of the company and issues presented to the board, and preparation for and participation in meetings. This review is part of the board evaluation process discussed on page 8.

The nominating and governance committee has retained Russell Reynolds Associates, Inc. since August 2006 to assist in identifying and evaluating potential director candidates, including Mr. Prabhu, who was elected to the board of directors in May 2008.

The nominating and governance committee will consider prospective nominees proposed by stockholders based on the same criteria it uses for all director candidates. Any stockholder who wants to recommend a prospective nominee should submit the following information to the nominating and governance committee, care of our Secretary, at the address of our principal executive offices, within the timeframe described below under the caption “Stockholder Proposals”:

•	Biographical information about the candidate and a statement about his/her qualifications;

•

Any other information required to be disclosed about the candidate under SEC proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each and the length of ownership; and

•	Any affiliation between the candidate and the stockholder(s) recommending the candidate.

Greater detail about the submission process for stockholder proposals is set forth in our bylaws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a qualifying director nominee recommendation from any stockholder (or group of stockholders).

Robert J. Finocchio, Jr., Chairman

John Shoemaker, Member

NOMINATING AND GOVERNANCE COMMITTEE

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the shares of our common stock beneficially owned by: (1) persons known by us to beneficially own greater than five percent of our outstanding stock; (2) each individual who currently serves as one of our directors; (3) our CEO, our Chief Financial Officer (“CFO”), and our three other most highly compensated executive officers; and (4) all of our directors and executive officers as a group as of the record date. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the record date.

Name and Address of Beneficial Owner(1)	Shares of Common Stock
	Number of Shares Beneficially Owned	Percent of Class(2)
Greater Than Five-Percent Stockholders:
T. Rowe Price Associates, Inc.(3)	22,630,648	7.71%
Wellington Management Company, LLP(4)	22,579,945	7.70%
Directors and Executive Officers:
John P. Daane(5)	3,821,906	1.30%
Robert J. Finocchio, Jr.(6)	108,333	*
Kevin McGarity(7)	76,667	*
Gregory E. Myers(8)	20,000	*
Krish A. Prabhu	—	—
John Shoemaker(9)	27,500	*
Susan Wang(10)	80,833	*
Misha Burich(11)	636,341	*
Timothy R. Morse(12)	271,508	*
George Papa(13)	785,282	*
Jordan S. Plofsky(14)	1,200,650	*
All directors and executive officers as a group (16 persons)(15)	8,877,595	3.03%

*	Less than 1%.
(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each beneficial owner is 101 Innovation Drive, San Jose, California 95134.
(2)	All percentages are calculated based on 293,376,357 shares of common stock outstanding as of the record date, together with applicable stock options and RSUs for each stockholder. Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. Shares of common stock subject to stock options currently exercisable or exercisable, and RSUs that vest, within sixty days after the record date, as well as RSUs that are subject to further vesting requirements, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person.
(3)	Based on a filing with the SEC on February 11, 2009, indicating beneficial ownership as of December 31, 2008. T. Rowe Price Associates, Inc. (“TRPA”) serves as an investment advisor with power to direct investments and/or sole power to vote securities owned by various individual and institutional investors. TRPA is deemed to be a beneficial owner of such securities for purposes of the reporting requirements of the Exchange Act; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for TRPA is 100 East Pratt Street, Baltimore, Maryland 21202.
(4)	Based on a filing with the SEC on February 17, 2009, indicating beneficial ownership as of December 31, 2008. Wellington Management Company, LLP (“Wellington”) beneficially owns these shares as a result of acting as a registered investment advisor. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

(5)	Includes (i) 3,400,000 shares that Mr. Daane has a right to acquire within 60 days of the record date through exercise of options and/or vesting of RSUs, and (ii) 125,000 RSUs that are subject to further vesting requirements.
(6)	Includes (i) 93,333 shares that Mr. Finocchio has the right to acquire within 60 days of the record date through exercise of options, and (ii) 5,000 RSUs that are subject to further vesting requirements.
(7)	Represents (i) 71,667 shares that Mr. McGarity has the right to acquire within 60 days of the record date through exercise of options, and (ii) 5,000 RSUs that are subject to further vesting requirements.
(8)	Represents (i) 15,000 shares that Mr. Myers has the right to acquire within 60 days of the record date through exercise of options, and (ii) 5,000 RSUs that are subject to further vesting requirements.
(9)	Represents (i) 22,500 shares that Mr. Shoemaker has the right to acquire within 60 days of the record date through exercise of options, and (ii) 5,000 RSUs that are subject to further vesting requirements.
(10)	Represents (i) 75,833 shares that Ms. Wang has the right to acquire within 60 days of the record date through exercise of options, and (ii) 5,000 RSUs that are subject to further vesting requirements.
(11)	Includes (i) 592,500 shares that Mr. Burich has the right to acquire within 60 days of the record date through exercise of options and/or vesting of RSUs, and (ii) 22,500 RSUs that are subject to further vesting requirements.
(12)	Includes (i) 232,500 shares that Mr. Morse has the right to acquire within 60 days of the record date through exercise of options and/or vesting of RSUs, and (ii) 22,500 RSUs that are subject to further vesting requirements.
(13)	Includes (i) 742,500 shares that Mr. Papa has the right to acquire within 60 days of the record date through exercise of options and/or vesting of RSUs, and (ii) 42,500 RSUs that are subject to further vesting requirements.
(14)	Includes (i) 1,105,000 shares that Mr. Plofsky has the right to acquire within 60 days of the record date through exercise of options and/or vesting of RSUs, and (ii) 50,000 RSUs that are subject to further vesting requirements.
(15)	Includes (i) shares in the aggregate that our executive officers and directors have the right to acquire within 60 days of the record date through exercise of stock options and/or vesting of RSUs, and (ii) RSUs that are subject to further vesting requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, motivate, and retain highly qualified executives;

•

align management and stockholder interests by tying a large percentage of executives’ compensation, in the form of cash and long-term equity incentives, to financial performance of the company (i.e., “pay for performance”);

•	motivate executives to attain both individual and group goals by tying annual cash incentives to achievement of those goals; and

•	compensate executives at levels competitive with peer companies.

In general, the types of compensation and benefits provided to our CEO, CFO, and our three other most highly compensated executive officers (collectively, our named executive officers, or “NEOs”) are equivalent to those provided to most other employees, and include salary, cash bonuses, RSUs, stock options, and other benefits. The amount and mix of compensation differs, however, depending on an employee’s position and level of responsibility.

The compensation committee is responsible for implementing our executive compensation program. The committee does not have a pre-established policy or target for allocating between either cash and equity or short-term and long-term incentive compensation, nor do its decisions regarding one component of compensation necessarily influence decisions regarding other components. However, as an executive’s level of responsibility increases, the percentage of total compensation represented by variable, incentive compensation increases; the CEO’s percentage is the highest. Additionally, while the compensation committee considers internal equity in setting compensation, the company did not have formal internal equity guidelines applicable to 2008. The majority of executives’ total compensation historically has been provided in the form of long-term equity incentives because the compensation committee believes that this is the most effective way to align executives’ interests with those of our stockholders.

Process

On an annual basis, the compensation committee: (1) evaluates and establishes the CEO’s compensation in consultation with the independent members of the board of directors; (2) leads the board of directors in a discussion of the CEO’s performance; and (3) evaluates and establishes the compensation of other executive officers based on the recommendation of the CEO. The compensation committee makes compensation decisions for the other executive officers in the same way and using similar factors as with respect to the CEO.

Compensation decisions related to our annual performance review process are made based in part on an evaluation of the executive’s contributions and performance, including achievement of individual and group goals that are established by each executive and reviewed with the board of directors prior to the start of the fiscal year. As part of this annual process, each executive meets with the board of directors to present his/her performance compared to previously established annual goals.

The compensation committee benchmarks each component of compensation as well as the total compensation paid to each executive against the compensation paid to executives in similar positions at the peer companies listed below. The CEO’s recommendations regarding compensation for the other executive officers take into account these benchmarking results; the CEO’s recommendations are generally approved by the compensation committee with minor adjustments.

Peer Group and Benchmarking

The compensation committee seeks to maintain executives’ total compensation at a level competitive with peer companies in the semiconductor industry or related industries that approximate our size in terms of employees, revenue, and capitalization (the “Peer Group”). In addition to reviewing compensation data from our Peer Group, the compensation committee also considers data compiled from surveys such as the Radford Executive Survey and data gathered from annual reports and proxy statements of: (a) semiconductor companies with revenues in excess of $1 billion; and (b) technology companies with revenues between $1 billion and $3 billion with which we compete for executive talent. The compensation committee generally targets total cash compensation to fall between the 50th and 75th percentile of our Peer Group, although deviations from this may occur as described further in the “Summary of Officer Compensation” section on page 24.

The companies that comprise our Peer Group are:

Atmel Corporation	Marvell Technology Group, Ltd.

Broadcom Corporation	Mentor Graphics Corporation

Cadence Design Systems, Inc.	Microchip Technology, Inc.

Cypress Semiconductor Corporation	National Semiconductor Corporation

Intersil Corporation	NVIDIA Corporation

Linear Technology Corporation	Synopsys, Inc.

LSI Corporation	Xilinx, Inc.

The compensation committee reviews the composition of the Peer Group annually to ensure that the companies remain relevant for comparative purposes. As a result of the 2008 review, the compensation committee removed Fairchild Semiconductor International, Inc., International Rectifier Corporation, On Semiconductor Corporation, and RF Microdevices, Inc., from the list because, in general, the comparative measures of revenue and related industry were no longer satisfied and/or we do not currently compete for executive talent with these companies.

Compensation Consultant

In 2008, the compensation committee directly engaged Compensia, Inc. (“Compensia”) as its outside compensation consultant to provide independent advice on executive compensation matters. Compensia provided insight into a wide range of external market factors, including: (1) current compensation trends; (2) market survey data and peer group practices; and (3) general observations on our executive compensation program, including program design alternatives. No member of the compensation committee has any affiliation with Compensia.

Components of Compensation

Base Salary

Salaries are intended to provide predictable, competitive compensation that aligns with our policy of attracting, motivating, and retaining highly qualified executives. Base salaries for our executives are established by considering the scope of their responsibilities, performance and accomplishments, as well as compensation benchmarking data. The compensation committee may also take into account an individual’s experience level, market factors and internal equity considerations. Base salaries are reviewed on an annual basis as part of our performance and compensation review process, and are increased as necessary to realign salaries with levels competitive to our peers.

Cash Incentive Compensation

The compensation committee has the authority to annually award cash incentives to our executive officers. The cash incentive plan is designed to significantly affect total compensation depending on our success in meeting annual financial and strategic goals, thereby tying individual compensation to company performance as well as individual performance. The compensation committee determines the CEO’s payout after consulting with the independent members of the board of directors and determines the amounts with respect to our other executive officers based on our CEO’s recommendations.

Overview of Plan Applicable to 2008

In January 2008, the compensation committee adopted a bonus plan applicable to 2008 (the “2008 Bonus Plan”). The purpose of the 2008 Bonus Plan was to promote the interests of the company and stockholders by providing financial rewards upon achievement of specified business objectives, as well as to help us attract and retain key employees by providing compensation opportunities linked to performance results.

Our executive officers were eligible to participate in the 2008 Bonus Plan. The actual payouts were determined by the compensation committee and calculated pursuant to a formula that took into account: (1) operating income as a percentage of revenue for 2008, in accordance with the table shown below (the “Financial Performance Metric”); and (2) individual performance goals (the “Individual Performance Metric”). Operating income was defined as earnings before interest and other income, interest expense, and taxes. The compensation committee had discretion to exclude significant, non-recurring items, as well as amounts attributable to our non-qualified deferred compensation plan, from the calculation of the Financial Performance Metric. The Financial Performance Metric determined the potential payout percentage that could have been earned, and the Individual Performance Metric was then applied as a multiplier to determine the actual payout.

The Target Percentage varied depending on the executive’s position and level of responsibility within the company. The Maximum Payout Percentage capped the payouts at a certain percentage of the executive’s base salary, with the percentages also varying depending on the individual’s position. The Target and Maximum Payout Percentages were: (1) 100% and 200%, respectively, in the case of our CEO; and (2) 60% and 120%, respectively, in the case of our other NEOs.

The Potential Payout Percentage was calculated based on the following table (because the results of the Financial Performance Metric fell between the amounts indicated, the Potential Payout Percentage was calculated on a proportional basis):

Operating Income as a Percentage of Revenue	Potential Payout Percentage
Less than 22	0
22	20
23	30
24	50
25	70
26	90
27	100
28	130
29	160
30	190
31 or higher	200

In January 2009, the compensation committee certified that the Financial Performance Metric for 2008 was 29.6%, which resulted in a Potential Payout Percentage of 178%.

The Individual Performance Metric Percentage was determined by the compensation committee as follows: (1) 70% was based on the individual’s performance against specific goals that were approved by the compensation committee (“Individual Performance Goals”); and (2) 30% was based on the compensation committee’s subjective assessment of each executive’s overall performance. The compensation committee could have determined that a NEO achieved between 0-125% of the Individual Performance Metric. In determining an executive’s Individual Performance Metric, the compensation committee did not consider whether the executive’s total cash compensation would be between the 50th and 75th percentile of our Peer Group.

The following table shows the Individual Performance Metric Percentage for each NEO in 2008, as determined by the compensation committee:

	Individual Performance Goals (70% weight)	Overall Performance (30% weight)	Individual Performance Metric Percentage (% Achievement)
Name	(A)	(B)	(A*70%) + (B*30%) = (C)
John P. Daane	90	125	100.5
Timothy R. Morse	97	110	100.9
Misha Burich	91	110	96.7
Jordan S. Plofsky	85	123	96.4
George Papa	88	120	97.6

Individual Performance Goals were generally established prior to the start of the fiscal year. However, in some cases, non-financial goals were added or eliminated after the start of the fiscal year due to changes in responsibilities or changes in corporate goals or priorities. Individual Performance Goals were not modified after the start of the fiscal year to compensate for unexpected changes in the company’s financial performance. The Individual Performance Goals for our NEOs in 2008 fell within the following categories:

(1)	Market share and revenue goals. The goals in this category identified matters such as specific customers, categories of customers, and end market sub-segments we were targeting in order to increase revenue and market share vis-à-vis our competitors.

(2)	Sales and marketing plans, strategies and campaigns. Many of the goals within this category related to our plans and strategies for increasing design wins that would result in future revenues.

(3)	Planned improvements in business processes, compliance and profitability. The goals represented by this category included initiatives related to pricing strategies, selling activity and methodology, as well as our capital structure and financial compliance/controllership.

(4)	Product development plans and schedules. The goals within this category related to the timing of and contingencies for the development and release of future products.

(5)	Personnel and organizational matters. The goals within this category related to the individuals and departments that comprised our internal organization, including but not limited to succession planning, retention, and employee-development plans.

We are not disclosing the goals within the above categories because we believe such disclosure would cause us competitive harm. Nor are we disclosing the weightings that applied to the goals; such information is confidential and would cause future competitive harm since the weightings indicate the priority we place on certain activities or programs. Moreover, such information is potentially misleading because an executive may have more than one goal within the above categories; as a result, the weighting applied to a particular category of goals would in fact be an accumulation of the weightings applied to Individual Performance Goals.

Although the committee had discretion in measuring the Individual Performance Metric, the committee’s ability to modify the amounts payable under the 2008 Bonus Plan was limited. First, the percentage achievement of the Individual Performance Metric was applied as a multiplier (0-125%) to the amount calculated based on the company’s performance against the Financial Performance Metric. Therefore, the failure to achieve 100% of the Individual Performance Metric served, in some cases, to reduce the bonus payment from the amount calculated pursuant to the Financial Performance Metric. Second, the amounts payable under the 2008 Bonus Plan were subject to the Maximum Payout Percentages as described above.

The degree of difficulty for a NEO to achieve his target bonus can be seen by looking at historical results. The Financial Performance Metric, which was the primary driver of payouts to our NEOs under the 2008 Bonus Plan, was very challenging. In the past three fiscal years, our operating income as a percentage of revenue (including equity expense and excluding amounts attributable to our non-qualified deferred compensation plan) was 23.9% in 2006, 22.3% in 2007, and 29.6% in 2008. Operating income in 2008 increased substantially over 2007 and 2006 as a result of increased revenues and cost and efficiency improvements made in 2008. As a result, the company substantially exceeded the minimum performance level at which a payout could have been made (i.e. 22% or greater). The Individual Performance Metric was also very challenging – our NEOs do not always achieve 100% of their goals and rarely exceed 100%, as indicated in the table below (the table only shows information if an individual was a NEO during the applicable fiscal year). The table also indicates the actual payouts received (as a percentage of base salary) under the 2008 Bonus Plan and under prior non-equity incentive plans that had financial and individual performance metrics comparable to those in the 2008 Bonus Plan. The large variation in payouts from year to year is consistent with the board of director’s policy of tying variable, incentive compensation to the company’s financial performance.

Name	Year	Target Percentage (% of Base Salary)	Performance Against Financial Goals (% of Target)	Performance Against Individual Goals (% Achievement)	Actual Payout Under Non-Equity Incentive Plan Awards (% of Base Salary)
John P. Daane	2008 2007 2006	100 100 100	178 48 96	100.5 96 80	179 46 76

Timothy R. Morse	2008 2007 2006	60 60 N/A	178 48 N/A	100.9 90 N/A	108 24 N/A

Misha Burich	2008 2007 2006	60 60 N/A	178 48 N/A	96.7 95 N/A	103 27 N/A

Jordan S. Plofsky	2008 2007 2006	60 60 60	178 48 96	96.4 85 76	103 44 43

George Papa	2008 2007 2006	60 60 60	178 48 96	97.6 80 72	104 23 40

The following table shows the actual payouts received by our NEOs under the 2008 Bonus Plan.

Name	Base Salary ($) (A)	Target Percentage (% of Base Salary) (B)	Potential Payout Percentage (based on Financial Performance Metric) (1) (C)	Individual Performance Metric Percentage (% Achievement) (D)	Actual Payout Under 2008 Bonus Plan ($) (2) (3) A*B*C*D = (E)
John P. Daane	700,000	100	178	100.5	1,252,230
Timothy R. Morse	375,000	60	178	100.9	404,105
Misha Burich	375,000	60	178	96.7	387,284
Jordan S. Plofsky	350,000	60	178	96.4	360,343
George Papa	350,000	60	178	97.6	364,829

(1)	Based on operating income as a percentage of revenue (including equity expense and excluding amounts attributable to our non-qualified deferred compensation plan) of 29.6%.

(2)	Subject to Maximum Payout Percentage of 200% of base salary, in the case of our CEO, and 120% in the case of our other NEOs.

(3)	Amounts are reflected in column (g) of the “Summary Compensation Table” on page 25.

Overview of Plan Applicable to 2009

In March 2009, the compensation committee adopted a bonus plan applicable to 2009 (the “2009 Bonus Plan”). The purpose of the 2009 Bonus Plan is to promote the interests of the company and its stockholders by providing financial rewards upon achievement of specified business objectives, as well as to help the company attract and retain key employees. The actual payouts will be determined in the sole discretion of the compensation committee. In exercising this discretion, the committee will take into account: (1) operating income as a percentage of revenue for 2009, in accordance with the table shown below (the “Financial Performance Metric”); and (2) individual performance. Operating income is defined as earnings before interest and other income, interest expense, and taxes. The compensation committee has discretion to exclude significant, non-recurring items from the calculation of the Financial Performance Metric.

As with the 2008 Bonus Plan, each NEO’s payout is based on a Target Percentage, which varies depending on the executive’s position and level of responsibility within the company, and is subject to a Maximum Payout Percentage, which caps the payouts at a certain percentage of the executive’s base salary. The Target and Maximum Payout Percentages are: (1) 100% and 200%, respectively, in the case of our CEO; and (2) 60% and 120%, respectively, in the case of our other NEOs.

The Potential Payout Percentages are shown in the table below (if the results of the Financial Performance Metric fall between the amounts indicated, the Potential Payout Percentage will be calculated on a proportional basis). The compensation committee concluded that the Financial Performance Metric threshold and target levels will be very challenging in light of the current economic environment.

Operating Income as a Percentage of Revenue	Potential Payout Percentage
Less than 22	0
22	10
23	30
24	50
25	70
26	95
27	100
28	125
29	150
30	175
31 or higher	200

Once the Potential Payout Percentage is calculated, the compensation committee will have discretion to increase, decrease or eliminate the amount payable based on the NEO’s performance during the year, including performance against goals that have been approved by the committee. If the Potential Payout Percentage is zero, the committee may make a payout under the 2009 Bonus Plan in recognition of the fact that a NEO may have made significant, individual contributions even in a year when the company fails to meet a challenging financial performance metric. In no event, however, may the actual payout under the 2009 Bonus Plan exceed the Maximum Payout Percentage. The committee has the opportunity to exercise greater discretion in determining actual payouts under the 2009 Bonus Plan primarily for two reasons: (1) the evaluation of individual performance is based on a combination of business, operational, and leadership factors that are inherently subjective in nature and not well suited to exclusively formulaic calculations; and (2) the ability to provide discretionary rewards may be appropriate for significant individual contributions to the company in a year when financial results may be less predictable than normal, given macro-economic conditions.

In evaluating the CEO’s individual performance, the compensation committee may take into account the CEO’s self-assessment as well as the assessment of the independent members of the board of directors. In the case of our other NEOs, the committee may consider the CEO’s evaluation of whether the NEO met his/her performance goals and the CEO’s subjective assessment of overall performance.

Equity Incentive Compensation

The compensation committee believes that performance-based RSUs can effectively align executives’ interests with those of our stockholders because they are subject to both time-based and performance-based vesting requirements. The compensation committee bases equity awards to the CEO and executive officers on the following factors: (1) the individual’s ability to influence our long-term growth and profitability; (2) an estimate of the equity incentive value of unvested equity awards; and (3) the competitiveness of equity grants vis-à-vis those made to similar executives at peer companies. Factors (2) and (3) principally drive the size of the equity grants.

Overview of Plan Applicable to 2008

Performance-based RSUs were granted to each of our NEOs in 2008 in recognition of the value of their significant contributions to the company. The number of shares covered by the grant was based on performance as well as benchmarking data. The difference in the value of the equity grants made to the CEO and NEOs was based on competitive benchmarking data for their respective positions. The performance-based vesting requirement was intended to motivate executives to make decisions that enhanced our profitability since vesting of 100% of the RSUs was contingent on the company achieving net income (including equity compensation expense) from continuing operations as a percentage of net sales of 20% or greater in 2008. In January 2009, the compensation committee certified that this financial performance metric was met. The four-year vesting period was designed to encourage long-term retention.

Overview of Plan Applicable to 2009

For 2009, the compensation committee benchmarked the equity compensation paid to the CEOs and executive officers of our peers, and considered the retention value of the equity grants previously made to our NEOs. The compensation committee analyzed the dollar value of RSUs (or Black-Scholes value in the case of options), and concluded that those previous grants currently have very low retention value. Consequently, the committee decided to increase the number of RSUs granted to each NEO in 2009.

Vesting as to 70% of the total RSUs granted (the “Performance-Based RSUs”) is contingent on: (1) the company achieving net income (including equity compensation expense) from continuing operations as a percentage of net sales of 17% or greater in 2009; and (2) the NEO satisfying certain service requirements (i.e. continued employment with the company over a four-year vesting period). Vesting of the remaining 30% of the total RSUs granted (the “Service-Only RSUs”) is contingent on the NEO’s continued employment with the company over a four-year vesting period. By having both Performance-Based RSUs and Service-Only RSUs, the compensation committee sought to balance a challenging financial performance metric while promoting each NEO’s tenure with the company in order to influence our long-term growth.

The compensation committee authorized the following RSU grants for 2009. The grant date of the RSUs was March 2, 2009.

Name	Total RSUs Granted	Performance-Based RSUs	Service-Only RSUs
John P. Daane	250,000	175,000	75,000
Timothy R. Morse	90,000	63,000	27,000
Misha Burich	80,000	56,000	24,000
Jordan S. Plofsky	80,000	56,000	24,000
George Papa	80,000	56,000	24,000

Other Benefits

Executive officers are eligible to receive benefits at the same level generally available to our U.S.-based employees. These benefits include: employee stock purchase plan, non-qualified deferred compensation plan, medical benefits, life and accident insurance, and an annual 401(k) plan matching contribution of $3,000. For 2009, the 401(k) plan matching contribution was raised to $4,000 for all employees. We do not provide any other perquisites to our executive officers that are not made available to other employees.

Stock Ownership Guidelines

In February 2008, the board of directors adopted stock ownership guidelines that provide that the CEO and CFO should own, within five years of the institution of the guideline, 100,000 and 15,000 shares, respectively, of common stock in the company. An individual may request that the compensation committee suspend the ownership guidelines based on personal hardship. The board put the guidelines in place to strengthen the interests of management with those of our stockholders, with the belief that the CEO and CFO positions have the greatest ability to influence our long-term growth and profitability. As of the record date, our CEO owned 296,906 shares (not including shares that he has the right to acquire within sixty days of the record date or shares that are subject to further vesting requirements), thereby meeting the guidelines. Our CFO joined us in January 2007, and as of the record date, he owned 16,508 shares (not including shares that he has the right to acquire within sixty days of the record date or shares that are subject to further vesting requirements).

Other Compensation Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not receive a federal income tax deduction for compensation paid to our CEO, CFO and the next three most highly compensated executive officers to the extent that any of these persons receive more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The compensation committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist.

Accounting for Stock-Based Compensation

On December 31, 2005, we began accounting for stock-based awards made to all employees and non-employee directors, including stock options, RSUs, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, in accordance with the requirements of FAS 123R.

Summary of Officer Compensation

Base salaries for our NEOs, as reflected in column (c) of the “Summary Compensation Table” below, did not increase from 2007 to 2008 because the compensation committee concluded that the amounts were competitive with our peers. The base salaries of our CEO and our Senior Vice President of Research and Development have not changed since fiscal 2003, and the base salaries of our Senior Vice Presidents of Marketing and WorldWide Sales have not changed since they joined us in fiscal 2001. Mr. Morse’s annual base salary is $375,000; the amount shown for 2007 is less than his annual salary because he became Senior Vice President and CFO in mid-January 2007.

Actual total cash compensation paid to our NEOs in 2008 was either above or within the target range of the 50th and 75th percentiles of our Peer Group, primarily as a result of payouts under the 2008 Bonus Plan that exceeded bonus targets due to our strong financial performance in 2008.

The amounts shown in columns (e) and (f) are for RSUs and stock options. All equity grants are described in further detail in the “Grants of Plan-Based Awards During 2008” table on page 26.

Amounts listed in column (g) represent cash incentive awards pursuant to our 2008 Bonus Plan (described in further detail in the “Grants of Plan-Based Awards During 2008” table on page 26) that our NEOs received for 2008 performance.

The following table summarizes the total compensation paid to each of our NEOs, comprised of our CEO, CFO, and our three other most highly compensated executive officers who were serving as executive officers at the end of 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)	Total Compensation ($) (i)

John P. Daane President and Chief Executive Officer	2008	700,027	—	1,532,963	837,080	1,252,230	—	4,322,300
	2007	700,027	—	763,968	1,493,805	324,000	—	3,281,800
	2006	700,027	75,000	—	2,563,818	535,000	13,462	3,887,307

Timothy R. Morse(2) Senior Vice President and Chief Financial Officer	2008	375,014	—	474,725	818,508	404,105	—	2,072,352
	2007	360,831	301,236	228,340	738,654	90,000	16,626	1,735,687

Misha Burich(2) Senior Vice President, Research and Development	2008	375,014	—	495,398	76,767	387,284	—	1,334,463
	2007	375,014	—	257,236	266,102	100,000	—	998,353

Jordan S. Plofsky Senior Vice President, Marketing	2008	350,013	—	808,066	87,522	360,343	—	1,605,944
	2007	350,013	70,000	497,827	357,510	85,000	—	1,360,350
	2006	350,013	25,000	175,868	800,940	149,000	—	1,500,821

George Papa Senior Vice President, WorldWide Sales	2008	350,013	—	734,166	87,522	364,829	—	1,536,530
	2007	350,013	—	497,827	357,510	80,000	—	1,285,350
	2006	350,013	20,000	175,868	842,638	141,000	—	1,529,519

(1)	Stock awards consist only of RSUs. Amounts shown in columns (e) and (f) do not reflect compensation actually received by the NEO. Instead, the amounts represent the compensation cost we recognized in 2008, including amounts related to grants made in prior years, in accordance with FAS 123R, disregarding adjustments for forfeiture assumptions. For a discussion of valuation assumptions, see Note 10 to our 2008 Consolidated Financial Statements included in our Annual Report.
(2)	Mr. Morse and Mr. Burich became NEOs in fiscal 2007, and, consequently, no fiscal 2006 compensation amounts are provided.

Grants of Plan-Based Awards During 2008

The following table sets forth information with respect to our 2008 Bonus Plan as well as RSU awards made during 2008 to our NEOs. To the extent that amounts paid pursuant to our 2008 Bonus Plan were not deferred by the NEO into our Deferred Compensation Plan, the amounts were paid out in 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John P. Daane	04/28/08	03/18/08	—	—	—	100,000	—	—	2,153,000
	N/A	N/A	—	700,000	1,400,000	—	—	—	N/A

Timothy R. Morse	04/28/08	03/18/08	—	—	—	30,000	—	—	645,900
	N/A	N/A	—	225,000	450,000	—	—	—	N/A

Misha Burich	04/28/08	03/18/08	—	—	—	30,000	—	—	645,900
	N/A	N/A	—	225,000	450,000	—	—	—	N/A

Jordan S. Plofsky	04/28/08	03/18/08	—	—	—	40,000	—	—	861,200
	N/A	N/A	—	210,000	420,000	—	—	—	N/A

George Papa	04/28/08	03/18/08	—	—	—	30,000	—	—	645,900
	N/A	N/A	—	210,000	420,000	—	—	—	N/A

(1)	We grant RSUs and options to employees only four times per year. The meeting of the compensation committee or stock option committee at which a particular grant is approved is always held in advance of these four grant dates. In 2008, the compensation committee approved all equity-based awards to NEOs by written resolution effective March 18, 2008. In the resolution, the compensation committee decided that the grant date for RSUs for the affected executive officers would be April 28, 2008 so that the first vesting date of the performance-based RSUs could occur in the second month of the second quarter of 2009, to ensure that the company’s financial results were known (for purposes of determining whether the performance metric was met). The RSUs granted on April 28, 2008 were valued at $21.53 (the closing price of our common stock as reported on NASDAQ on that date).
(2)	The amounts shown in columns (d)-(f) reflect the minimum, target and maximum payment amounts that NEOs could have received under the 2008 Bonus Plan, depending on performance against the metrics described in further detail in the “Cash Incentive Compensation” section on page 18. The amounts range from zero to a cap based on a certain percentage of the individual’s base salary. The applicable caps are as follows: 200% for Mr. Daane; and 120% for Mr. Morse, Mr. Burich, Mr. Plofsky and Mr. Papa.
(3)	Represents the number of RSUs awarded to each NEO pursuant to our 2005 Plan, as described in further detail in the “Equity Incentive Compensation” section on page 22.
(4)	Represents the full grant date fair value of each RSU award computed in accordance with FAS 123R.

Option Exercises and Stock Vested In 2008

The following table provides information regarding stock option exercises and RSUs that vested in 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
John P. Daane	100,000	985,995	25,000	532,000
Timothy R. Morse	—	—	12,500	224,875
Misha Burich	10,000	100,900	13,750	247,363
Jordan S. Plofsky	—	—	20,000	392,700
George Papa	—	—	20,000	392,700

(1)	Reflects exercise of stock options received pursuant to our 1996 Stock Option Plan (which was replaced by the 2005 Plan in May 2005). The value realized on exercise represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of 2008.

OUTSTANDING EQUITY AWARDS AT 2008 YEAR-END

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
John P. Daane	11/30/2000	1,500,000	—	—	23.94	11/30/2010	—	—	—	—
	12/03/2001	500,000	—	—	22.49	12/03/2011	—	—	—	—
	12/03/2002	300,000	—	—	13.91	12/03/2012	—	—	—	—
	01/05/2004	500,000	—	—	23.47	01/05/2014	—	—	—	—
	03/02/2005	293,750	6,250	—	21.06	03/02/2015	—	—	—	—
	01/10/2006	218,750	81,250	—	19.55	01/10/2016	—	—	—	—
	04/30/2007	—	—	—	—	—	75,000	1,253,250	—	—
	04/28/2008	—	—	—	—	—	100,000	1,671,000	—	—

Timothy R. Morse	01/29/2007	191,667	208,333	—	20.05	01/29/2017	—	—	—	—
	01/29/2007	—	—	—	—	—	37,500	626,625	—	—
	04/28/2008	—	—	—	—	—	30,000	501,300	—	—

Misha Burich	12/03/2001	75,000	—	—	22.49	12/03/2011	—	—	—	—
	12/03/2002	110,000	—	—	13.91	12/03/2012	—	—	—	—
	01/05/2004	160,000	—	—	23.47	01/05/2011	—	—	—	—
	01/05/2004	120,000	—	—	23.47	01/05/2014	—	—	—	—
	01/03/2005	117,500	2,500	—	20.04	01/03/2015	—	—	—	—
	01/30/2006	—	—	—	—	—	12,500	208,875	—	—
	01/29/2007	—	—	—	—	—	22,500	375,975	—	—
	04/28/2008	—	—	—	—	—	30,000	501,300	—	—

Jordan S. Plofsky	05/01/2001	400,000	—	—	26.65	05/01/2011	—	—	—	—
	12/03/2001	220,000	—	—	22.49	12/03/2011	—	—	—	—
	12/03/2002	140,000	—	—	13.91	12/03/2012	—	—	—	—
	01/05/2004	200,000	—	—	23.47	01/05/2014	—	—	—	—
	03/02/2005	122,396	2,604	—	21.06	03/02/2015	—	—	—	—
	01/30/2006	—	—	—	—	—	20,000	334,200	—	—
	04/30/2007	—	—	—	—	—	30,000	501,300	—	—
	04/28/2008	—	—	—	—	—	40,000	668,400	—	—

George Papa	02/19/2002	400,000	—	—	22.10	02/19/2012	—	—	—	—
	01/05/2004	200,000	—	—	23.47	01/05/2014	—	—	—	—
	03/02/2005	122,396	2,604	—	21.06	03/02/2015	—	—	—	—
	01/30/2006	—	—	—	—	—	20,000	334,200	—	—
	04/30/2007	—	—	—	—	—	30,000	501,300	—	—
	04/28/2008	—	—	—	—	—	30,000	501,300	—	—

(1)	Stock options are exercisable in accordance with the vesting schedule below:

Name	Grant Date	Vesting
John P. Daane	03/02/2005	75,000 options vested on 03/02/2006. The remaining 225,000 options vest 1/36 per month thereafter (i.e. 6,250 per month).
	01/10/2006	75,000 options vested on 01/10/2007. The remaining 225,000 options vest 1/36 per month thereafter (i.e. 6,250 per month).

Timothy R. Morse	01/29/2007	100,000 options vested on 01/29/2008. The remaining 300,000 options vest 1/36 per month thereafter (i.e. approximately 8,333 per month).

Misha Burich	01/03/2005	30,000 options vested on 01/03/2006. The remaining 90,000 options vest 1/36 per month thereafter (i.e. 2,500 per month).

Jordan S. Plofsky	03/02/2005	31,250 options vested on 03/02/2006. The remaining 93,750 options vest 1/36 per month thereafter (i.e. approximately 2,604 per month).

George Papa	03/02/2005	31,250 options vested on 03/02/2006. The remaining 93,750 options vest 1/36 per month thereafter (i.e. approximately 2,604 per month).

(2)	RSUs vest as follows:

Name	Grant Date(A)	Vesting
John P. Daane	04/30/2007	25,000 RSUs vested on 04/30/2008, and 25,000 RSUs each will vest on 04/30/2009, 04/30/2010, and 04/30/2011.
	04/28/2008	25,000 RSUs each will vest on 04/30/2009, 04/30/2010, 04/30/2011, and 04/30/2012.

Timothy R. Morse	01/29/2007	12,500 RSUs each vested on 01/30/2008 and 01/30/2009, and 12,500 RSUs each will vest on 01/29/2010 and 01/30/2011. No performance-based vesting requirement applies.
	04/28/2008	7,500 RSUs each will vest on 04/30/2009, 04/30/2010, 04/30/2011, and 04/30/2012.

Misha Burich	01/30/2006	6,250 RSUs each vested on 01/30/2007, 01/30/2008, and 01/30/2009, and 6,250 RSUs will vest on 01/29/2010. No performance-based vesting requirement applies.
	01/29/2007	7,500 RSUs each vested on 01/30/2008 and 01/30/2009, and 7,500 RSUs each will vest on 01/29/2010 and 01/30/2011. No performance-based vesting requirement applies.
	04/28/2008	7,500 RSUs each will vest on 04/30/2009, 04/30/2010, 04/30/2011, and 04/30/2012.

Jordan S. Plofsky	01/30/2006	10,000 RSUs each vested on 01/30/2007, 01/30/2008, and 01/30/2009, and 10,000 RSUs will vest on 01/30/2010. No performance-based vesting requirement applies.
	04/30/2007	10,000 RSUs vested on 04/30/2008, and 10,000 RSUs each will vest on 04/30/2009, 04/30/2010, and 04/30/2011.
	04/28/2008	10,000 RSUs each will vest on 04/30/2009, 04/30/2010, 04/30/2011, and 04/30/2012.

George Papa	01/30/2006	10,000 RSUs each vested on 01/30/2007, 01/30/2008, and 01/30/2009, and 10,000 RSUs will vest on 01/30/2010. No performance-based vesting requirement applies.
	04/30/2007	10,000 RSUs vested on 04/30/2008, and 10,000 RSUs each will vest on 04/30/2009, 04/30/2010, and 04/30/2011.
	04/28/2008	7,500 RSUs each will vest on 04/30/2009, 04/30/2010, 04/30/2011, and 04/30/2012.

(A)	All RSUs are subject to a performance-based vesting requirement, as described in further detail in the “Equity Incentive Compensation” section on page 22, except as specifically noted.
(3)	Amounts reflecting market value of RSUs are based on the price of $16.71 per share, which was the closing price of our common stock as reported on NASDAQ on December 31, 2008.

Non-Qualified Deferred Compensation

All of our employees in director-level and above positions, including our NEOs, are eligible to defer a portion of their base salary, cash incentive compensation, and/or sales incentives into our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”). We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan. We incur only incidental expenses to administer the Deferred Compensation Plan. We might obtain a tax benefit based on payment of a participant’s compensation, but any benefit is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed.

Pursuant to the Deferred Compensation Plan, eligible employees can defer: (1) up to 100% of their base salary, cash incentive compensation and/or sales incentives if the employee does not participate in our 401(k) plan, and (2) up to 65% of their base salary and cash incentive compensation and up to 80% of their sales incentives if the employee participates in our 401(k) plan. In general, deferral elections are made in November of each year for amounts to be earned in the upcoming year. Participants may invest amounts in individual stocks or funds available under the Deferred Compensation Plan (in general, those traded on a nationally recognized exchange), with the exception of investing in securities of Altera, Xilinx, Inc., or Lattice Semiconductor Corporation. Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined in the Deferred Compensation Plan), benefits are not distributed until a “distribution event” has occurred. At the election of each participant, the distribution event may be: (1) the attainment of a specified date or age; (2) the earlier of a specified date or age, or termination; or (3) termination of employment. Distributions can be made in the form of cash or in kind, and the method of distribution can be a lump sum payment or annual installments (not to exceed ten years).

The following table provides information regarding contributions, earnings and the aggregate balance of non-qualified deferred compensation for our NEOs in 2008.

NON-QUALIFED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
John P. Daane	—	—	18,834	—	853,869
Timothy R. Morse	—	—	—	—	—
Misha Burich	148,753	—	(713,937)	—	1,360,285
Jordan S. Plofsky	—	—	—	—	—
George Papa	41,668	—	(40,146)	—	327,346

(1)	To the extent that a contribution was made from base salary, that amount is also included in the 2008 amounts shown in column (c) of the “Summary Compensation Table” on page 25. Contributions made from cash incentive compensation and/or sales incentives are reflected in the fiscal 2007 amounts shown in column (g) of the “Summary Compensation Table” because such amounts were earned in fiscal 2007 but paid, and therefore contributed, in 2008.
(2)	Amounts shown in column (f) were previously reported as salary, cash incentive compensation and/or sales incentives in 2008 and prior fiscal years, as applicable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 regarding equity compensation plans approved and not approved by our security holders.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($/Sh) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	43,960,386	(1)(2)	$21.72	(3)	16,425,325	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	43,960,386	(5)	$21.72		16,425,325

(1)	Includes shares subject to outstanding options granted under our 2005 Plan and prior equity incentive plans no longer in effect.
(2)	Includes 6,289,618 RSUs granted under our 2005 Plan.
(3)	This weighted-average exercise price does not include outstanding RSUs.
(4)	Consists of 14,043,245 shares available for future issuance under our 2005 Plan (for options and RSUs), and 2,382,080 shares available for future issuance under our 1987 Employee Stock Purchase Plan.
(5)	Does not include information for options assumed in connection with mergers and acquisitions. As of December 31, 2008, a total of 9,280 shares of our common stock with a weighted-average exercise price of $5.87 and a weighted-average remaining contractual term of nine months were issuable upon exercise of such outstanding options.

Employment Contracts and Change of Control Arrangements

We have no severance or change in control agreements with any of our NEOs.

Compensation Committee Report

The compensation committee operates under a written charter adopted by our board of directors. The charter is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

John Shoemaker, Chairman

Kevin McGarity, Member

Krish A. Prabhu, Member

COMPENSATION COMMITTEE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors, and ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors, and ten percent stockholders were complied with, except that: (1) the Forms 3 and 4 associated with the hiring of Kevin Lyman, our Vice President of Human Resources, on January 2, 2008, were filed late; and (2) the Forms 4 associated with the company’s achievement of the financial performance metric pertaining to the vesting of performance-based RSUs for Mr. Daane, Mr. Plofsky, and Mr. Papa as well as for Lance M. Lissner, our Senior Vice President of Business Development, and Katherine E. Schuelke, our Vice President, General Counsel and Secretary, were filed late.

Audit Committee Report

The audit committee operates under a written charter adopted by our board of directors. The charter is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

In general, the audit committee charter sets forth:

•	the scope of the audit committee’s responsibilities and the means by which it carries out those responsibilities;

•	the external auditor’s accountability to the board of directors and the audit committee; and

•	the audit committee’s responsibility to monitor the independence of the external auditor.

Management is responsible for: (1) preparation, presentation, and integrity of our consolidated financial statements; (2) selection of accounting and financial reporting principles; and (3) maintenance of effective internal control over financial reporting and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, our external auditor, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the U.S.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the external auditor. Rather, the audit committee serves a board-level oversight role, providing advice, counsel, and direction to management and the external auditor on the basis of the information it receives, discussions with management and the external auditor, and the experience of the audit committee’s members in business, financial, and accounting matters.

The audit committee members have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the U.S., and that the company maintained effective internal control over financial reporting as of December 31, 2008. The audit committee’s oversight role does not provide it with an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the internal and external auditor do not assure that our consolidated financial statements are presented in accordance with accounting principles generally accepted in the U.S., nor that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the U.S.

Among other matters, the audit committee monitors the activities and performance of our external auditor, including the audit scope, external audit fees, auditor independence, and the extent to which the external auditor may be retained to perform non-audit services. The audit committee has sole responsibility to retain and replace our external auditor. The audit committee formally reviews the performance of the external auditor on an annual basis to determine whether rotation of audit firms is appropriate. The audit committee also reviews the results of the external auditor’s work with regard to the adequacy and appropriateness of our financial reporting, accounting, and internal controls.

Audit Fees Pre-Approval Policy

The audit committee has adopted a policy that requires the audit committee to pre-approve all audit, audit-related, and permissible non-audit services performed by the external auditor. At the beginning of each fiscal year, management and the external auditor seek the audit committee’s approval of the services the external auditor intends to perform. The chairman of the audit committee, or any other committee member in the chairman’s absence, may approve additional services and/or an increase in the amount of fees for services to be performed by the external auditor.

Unless otherwise performed by a comparable body of the board of directors, the audit committee must review and approve all related-person transactions as such term is defined by the SEC and NASDAQ. The policies and procedures for reviewing, approving and monitoring such related-person transactions are discussed in further detail in the “Certain Relationships and Related-Party Transactions” section on page 34.

Review with Management

The audit committee reviewed and discussed our audited consolidated financial statements with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S.

Review and Discussions with Independent Registered Public Accounting Firm

During 2008, the audit committee held meetings with management and the external auditor to discuss the overall scope and plan for the audit. The audit committee also met with our internal and external auditor, with and without management present, to discuss the results of its independent audit and evaluation of the effectiveness of our internal control over financial reporting. In addition, the audit committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2008 and held discussions with management and the external auditor on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our consolidated financial statements. The audit committee reviewed and discussed with management and the internal and external auditor, management’s report on the company’s internal control over financial reporting and PricewaterhouseCoopers’ audit report on the effectiveness of the company’s internal control over financial reporting.

The audit committee and PricewaterhouseCoopers have discussed the matters required by SAS 61 (Codification of Statements on Accounting Standards), as amended, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements and other matters relating to the external auditor’s judgments about the acceptability and quality of our accounting principles.

The audit committee also received written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 and Public Company Accounting Oversight Board Rule 3526

(which relate to the external auditor’s independence from us and our related entities) and discussed with PricewaterhouseCoopers its independence from us. In addition, the audit committee also determined that the provision of those services set forth in the table below is compatible with maintaining the independence of PricewaterhouseCoopers.

Conclusion

Based on its review and discussions with management as well as our internal and external auditor, the audit committee recommended to our board of directors that our audited consolidated financial statements and management’s report on internal control over financial reporting be included in our Annual Report.

Susan Wang, Chairman

Robert J. Finocchio, Jr., Member

Gregory E. Myers, Member

AUDIT COMMITTEE

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Audit, Audit-Related and Tax Fees

The following table sets forth the types of services and aggregate fees billed or to be billed by PricewaterhouseCoopers for 2008 and 2007:

Description of Services	2008	2007
Audit Fees(1)	$1,603,000	$1,954,000
Tax Fees(2)	$322,000	$219,000

Total	$1,925,000	$2,173,000

(1)	The services relate to the audit of our annual financial statements, the review of the financial statements included in our quarterly reports, review of documents provided in connection with statutory or regulatory filings, and Section 404 attestation.

(2)	Relates to services for tax return compliance and examination services, including worldwide tax planning and consulting services of $148,000 for 2008 and $55,000 for 2007.

Certain Relationships and Related-Party Transactions

The board of directors has adopted written policies and procedures for reviewing, approving and monitoring transactions involving us and “related persons.” The policy covers: (1) any transaction or series of transactions in which we or any of our subsidiaries was or is to be a participant; (2) in which the amount involved exceeds $120,000; and (3) in which a “related person” had or will have any material interest. “Related persons” include directors and executive officers (or their immediate family members), or stockholders who own more than five percent of our outstanding common stock (or their immediate family members).

On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure of any related person transactions, arrangements or relationships (including indebtedness). In addition to these annual reviews, the affected director, executive officer, and our management are required to bring these matters to the attention of the chairman of the board, the lead independent director, or the secretary of the company in advance (or, if not practicable, as promptly as possible). Those persons subsequently decide whether the matter should be brought to the board of directors or to a committee of the board; the board or a committee consisting solely of independent members then reviews the particular transaction.

In performing its review, the board (or applicable committee) considers all relevant standards in determining whether the transaction is in the best interests of the company, including, as applicable: (1) our business interest in entering into the transaction; (2) whether the transaction is made or entered into in the ordinary course of business; (3) whether the transaction is made on substantially the same terms as other comparable transactions involving us and unrelated third parties; (4) the potential for the transaction to lead to an actual or apparent conflict of interest; and (5) alternatives to entering into the transaction with the related person.

PROPOSAL TWO—APPROVAL OF AMENDMENT

TO 2005 EQUITY INCENTIVE PLAN

At the annual meeting, stockholders are requested to approve an amendment to the 2005 Plan to increase by 5,000,000 the number of shares reserved for issuance.

Summary

The 2005 Plan was adopted by our board of directors in March 2005 and approved by our stockholders on May 10, 2005. The 2005 Plan replaced the 1987 Stock Option Plan and the 1996 Stock Option Plan (collectively, the “Prior Plans”). As originally adopted, the 2005 Plan had 3,000,000 shares of common stock reserved for issuance, plus all available but unissued shares under the Prior Plans. In addition, shares subject to awards granted under the Prior Plans that were outstanding on the effective date of the 2005 Plan and that were subsequently cancelled, forfeited, settled in cash or that expired by their terms were returned to the pool of shares available for grant and issuance under the 2005 Plan. As of the record date, 7,838,306 stock options were granted, 10,229,155 RSUs were granted (equivalent to 23,015,599 options at a ratio of one RSU for every 2.25 options), options to purchase an aggregate of 5,389,078 shares were outstanding and 6,343,056 shares were available for future grant under the 2005 Plan.

The 2005 Plan authorizes the board of directors or a committee of the board to grant the following types of equity to eligible employees, directors and consultants of the company: non-qualified and incentive stock options, SARs, restricted stock, RSUs, and stock bonus awards. The 2005 Plan is structured to provide the board of directors with broad discretion in creating equity incentives to assist us in attracting, retaining, and motivating the best available personnel for the successful conduct of our business. The board of directors believes that an increase in the number of shares reserved for issuance under the 2005 Plan is necessary to attract and hire new employees, to motivate and retain existing employees, and to ensure that a sufficient number of shares are available for equity grants assumed or granted in connection with acquisitions we may undertake.

In February 2009, the board of directors approved an amendment to the 2005 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 5,000,000, thereby increasing the total number of shares issuable under the 2005 Plan from 30,991,502 to 35,991,502. Subject to stockholder approval, we plan to register the additional 5,000,000 shares reserved under the 2005 Plan on a Registration Statement on Form S-8.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting is required to approve this amendment to the 2005 Plan. To provide incentives to eligible employees and to align their interests directly with those of our stockholders, our board of directors has unanimously approved the proposed amendment to the 2005 Plan and recommends that stockholders vote “FOR” such amendment.

Essential Features of the 2005 Plan

The following is a summary of the key provisions of the 2005 Plan.

Plan Term:	May 10, 2005 to May 10, 2015
Eligible Participants:	Employees of the company and its subsidiaries, non-employee directors, and consultants are eligible to receive awards. As of the record date, there were approximately 2,565 employees and six non-employee directors eligible to participate.

Shares Authorized:	38,921,257 (as of the record date), which includes 3,000,000 shares authorized for issuance by stockholders upon approval of the plan, plus shares that were available for future grants under the Prior Plans as of May 10, 2005, subject to adjustment only to reflect stock splits and similar events. Shares subject to awards granted under the Prior Plans that were outstanding on May 10, 2005 and that are subsequently cancelled, forfeited, settled in cash or that expired by their terms are returned to the pool of shares available for grant and issuance under the 2005 Plan.

Award Types:	(1) Non-qualified and incentive stock options (2) Restricted stock awards (3) Restricted stock units (4) Stock appreciation rights (5) Stock bonus awards

Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the 2005 Plan against the maximum number of shares authorized, any full-value award (i.e., anything other than a stock option or SAR) reduces the number of shares available for issuance by 2.25 shares.

Vesting:	Determined by the stock option committee (other than for grants to executive officers and directors, which are determined by the compensation committee). Options and SARs generally vest over four years (25% cliff vesting after one year and monthly thereafter). Restricted stock and RSUs vest over a minimum of three years, including any performance period.

Term of Awards:	Stock options and SARs have a term of no longer than ten years.

Exercise Price:	The exercise price of stock options or SARs granted may not be less than 100% of the fair market value (i.e., the closing price) of our common stock on the date of grant. On December 31, 2008, the closing price of our stock was $16.71 per share.

Repricing Prohibited:	Repricing a stock option or SAR is prohibited without prior stockholder approval.

Administration

The compensation committee administers the 2005 Plan with respect to awards to executive officers and non-employee directors, and the stock option committee administers the 2005 Plan with respect to all other awards. The applicable committee selects the individuals who receive awards, determines the number of shares covered by awards and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of any awards granted under the 2005 Plan. The committee interprets the 2005 Plan and establishes, amends and rescinds any rules relating to the plan. The compensation committee may delegate, to a committee of one or more directors or to our executive officers, the ability to grant awards and take certain other actions with respect to participants who are not executive officers or non-employee directors.

Non-Employee Director Awards

The board of directors approved amendments to the 2005 Plan regarding non-employee director equity awards in February 2008, and stockholders approved the amendments in May 2008 at the annual meeting. Currently, the 2005 Plan permits the compensation committee to exercise limited discretion in deciding the type and amount of equity awards to be granted to a non-employee director upon joining the board of directors and upon re-election at the annual meeting of stockholders.

More specifically, at the discretion of the compensation committee, when a non-employee director joins the board, he/she may be granted either: (i) up to a maximum number of shares subject to a RSU and/or a restricted stock grant having an aggregate fair market value (i.e., the closing price of our common stock on the date of grant, as reported on NASDAQ) equal to $300,000, as measured on the date of grant, or (ii) up to a maximum aggregate number of 40,000 shares subject to a stock option and/or SAR.

Following the date of each annual stockholders meeting, each non-employee director who is re-elected may be granted, at the discretion of the compensation committee, either: (i) up to a maximum number of shares subject to an RSU and/or a restricted stock grant having an aggregate fair market value equal to $150,000, as measured on the date of grant, or (ii) up to a maximum aggregate number of 20,000 shares subject to a stock option and/or SAR.

RSUs and restricted stock grants vest and are exercisable as determined by the compensation committee, provided that RSUs and restricted stock vest over a minimum of three years as measured from the date of grant. The term of any stock option and/or SAR grant is ten years. The exercise price of any stock option and/or SAR grant is equal to the fair market value of our stock on the grant date. Non-employee directors are also eligible to receive other types of awards under the 2005 Plan (including bonus stock), but such awards are discretionary and are not automatic.

Terms Applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or SARs granted under the 2005 Plan may not be less than 100% of the fair market value (i.e., the closing price) of our common stock on the date of grant. The term may not exceed ten years. Subject to the limitations of the 2005 Plan, the compensation committee in the case of executive officers (and the stock option committee in the case of other eligible participants) determines the terms and conditions applicable to stock option grants and grants of SARs (including vesting and exercisability). The terms and conditions applicable to stock options and SARs may include, among other things, continued employment with the company, the passage of time, or such performance criteria and level of achievement versus such criteria as the compensation committee deems appropriate.

Terms Applicable to Restricted Stock Awards, Restricted Stock Unit Awards and Stock Bonus Awards

Restricted stock and RSUs vest over a minimum of three years, including any applicable performance period. Subject to the limitations of the 2005 Plan, the compensation committee in the case of executive officers

(and the stock option committee in the case of other eligible participants) determines the terms and conditions applicable to the granting of restricted stock, RSUs, and stock bonuses. The terms and conditions may include, among other things, continued employment with the company, the passage of time, or such performance criteria and level of achievement versus such criteria as the respective committee deems appropriate.

Eligibility Under Section 162(m)

Section 162(m) of the Code permits performance-based compensation that meets the requirements established by the U.S. Internal Revenue Service to be excluded from the limitation on deductibility of compensation in excess of $1,000,000 paid to certain specified senior executives. In order to meet the requirements of Section 162(m), the 2005 Plan limits awards to individual participants as follows: no person may receive more than 2,000,000 shares issuable as awards in any fiscal year, other than new employees, who may receive up to a maximum of 2,000,000 additional shares issuable as awards granted in the fiscal year in which they first commence employment. The foregoing limits are greater than the number of options that we have granted to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.

Awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that awards are intended to qualify as performance-based compensation under Section 162(m), the performance criteria will be one of the following criteria, either individually, alternatively, or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the compensation committee in the award:

•      Net revenue and/or net revenue growth

•      Operating income and/or operating income growth

•      Net income and/or net income growth

•      Earnings per share and/or earnings per share growth

•      Adjusted operating cash flow return on income

•      Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

• Individual business objectives • Operating cash flow return on income • Economic value added • Return on equity • Total stockholder return and/or total stockholder return growth

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the compensation committee.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time an award is granted, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the committee on the basis of such further considerations as the compensation committee in its sole discretion determines.

Transferability

The committee has the discretion to permit an award recipient to transfer his/her award to an authorized transferee (as defined in the 2005 Plan). Without such permission, an award may not be transferred, sold, pledged, assigned, hypothecated or disposed of in any manner other than by will or by the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Amendments

The board may terminate, amend or suspend the 2005 Plan, provided that no action may be taken by the board (except those described in “Adjustments”) without stockholder approval to:

(1)	Increase the number of shares that may be issued under the 2005 Plan;

(2)	Permit the repricing of outstanding stock options or SARs under the 2005 Plan;

(3)	Extend the term of the 2005 Plan;

(4)	Expand the class of persons eligible to participate in the 2005 Plan; or

(5)	Otherwise implement any amendment to the 2005 Plan required to be approved by stockholders under NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar event affecting our common stock, the compensation committee will adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and other awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the 2005 Plan), any or all outstanding awards may be assumed or replaced by a successor corporation, which assumption or replacement shall be binding on all award recipients. In the alternative, a successor corporation may substitute equivalent awards or provide substantially similar consideration to award recipients as was provided to our stockholders (after taking into account the existing provisions of outstanding awards). The successor corporation may also issue, in place of our outstanding shares held by award recipients, substantially similar shares or other property subject to repurchase restrictions no less favorable to such award recipient. In the event such successor corporation, if any, refuses to assume or replace the awards outstanding under the 2005 Plan pursuant to a corporate transaction or if there is no successor corporation due to a dissolution or liquidation of the company, outstanding awards shall immediately vest as to 100% of the shares subject thereto at such time and on such conditions as our board of directors determines, and outstanding awards shall expire at the closing of the transaction or at the time of dissolution or liquidation.

Federal Income Tax Consequences

The following summary constitutes a brief overview of the principal U.S. federal income tax consequences relating to awards that may be granted under the 2005 Plan based upon current tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

Non-Qualified Stock Options. Non-qualified stock options do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he/she is granted a non-statutory option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. We are generally entitled to a tax deduction equal to the ordinary income recognized by the participant in connection with such exercise. The participant’s basis in the stock issued upon exercise of the option, referred to as the “option stock,” will be increased by the amount of the compensation income recognized. Upon the sale of the shares issued upon exercise of a non-statutory stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held for less than one year.

Incentive Stock Options. The Code provides optionees with favorable federal income tax treatment of stock options that qualify as incentive stock options. If a stock option is treated as an incentive stock option, the optionee will not recognize income upon grant or exercise of the stock option (unless the alternative minimum tax rules apply). The company will not be allowed a tax deduction in connection with the exercise of an incentive stock option.

Upon the sale of the shares issued upon exercise of an incentive stock option at least: (1) two years after the grant of the stock option; and (2) one year after exercise of the stock option, referred to as the “statutory holding periods,” any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a “disqualifying disposition”), the optionee will recognize compensation income equal to the excess, if any, of the lower of: (1) the fair market value of the stock at the date of the stock option exercise; or (2) the sale price of the stock, over the option price. We are generally entitled to a tax deduction equal to the ordinary income recognized by the participant in connection with such sale or disposition. The participant’s basis in the option stock will be increased by the amount of compensation income recognized. Any further gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss. Different rules may apply if shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act, and who subsequently disposes of such shares prior to the expiration of the statutory holding periods.

Stock Appreciation Rights. A grant of a SAR (which can only be settled in our common stock) has no federal income tax consequences at the time of grant. Upon exercise of SARs, the value of the shares received is generally taxable to the recipient as ordinary income, and the company generally will be entitled to a corresponding tax deduction.

Restricted Stock. A participant receiving restricted stock may be taxed in one of two ways: the participant (1) pays tax when the restrictions lapse (i.e., they become vested) or (2) makes a special election to pay tax in the year the grant is made. At either time, the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until disposition.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a RSU. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the RSU vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO

1987 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, stockholders are requested to approve an amendment to the 1987 Employee Stock Purchase Plan, referred to as the “1987 Purchase Plan,” to increase by 1,000,000 the number of shares reserved for issuance.

Summary

The 1987 Purchase Plan was adopted by our board of directors in August 1987 and approved by our stockholders in September 1987. As originally adopted, the 1987 Purchase Plan had 200,000 shares of common stock reserved for issuance. Through the years, the board of directors has authorized, and stockholders have approved, amendments to the 1987 Purchase Plan to increase the number of shares reserved for issuance. Most recently, at the annual meeting in 2008, stockholders approved an amendment increasing the number of shares reserved for issuance under the 1987 Purchase Plan by an aggregate of 1,000,000 shares to 23,700,000. Subject to stockholder approval, we plan to register the additional 1,000,000 shares reserved under the 1987 Purchase Plan on a Registration Statement on Form S-8.

As of the record date, 20,317,920 shares were issued pursuant to the exercise of options to purchase shares under the 1987 Purchase Plan, and 2,382,080 shares were available for future grant.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting is required to approve the amendment to the 1987 Purchase Plan. Our board of directors has unanimously approved the proposed amendment and recommends that the stockholders vote “FOR” such amendment.

Essential Features of the 1987 Purchase Plan

General

The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the 1987 Purchase Plan are, accordingly, construed so as to extend and limit participation in a manner consistent with the requirements of those Code sections.

The 1987 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the 1987 Purchase Plan is to provide our employees, including employees of certain subsidiaries, with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The 1987 Purchase Plan may be administered by our board of directors or a committee of board members appointed by the board of directors. Once appointed, committee members serve until directed otherwise by the board. The administration, interpretation, or application of the 1987 Purchase Plan by the board or committee is final, conclusive, and binding upon all participants to the full extent provided by law. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the board of directors receive no additional compensation for administering the 1987 Purchase Plan. Currently, Mr. Daane is the sole member of the committee that administers the 1987 Purchase Plan.

Eligibility

Any person, including an executive officer, who is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, as of an offering date, is eligible to participate in the 1987 Purchase Plan. The offering date is the first trading day of a given offering period. Notwithstanding the foregoing, no participant shall be granted an option to purchase shares under the 1987 Purchase Plan:

•

that would permit the participant’s rights to purchase stock under all of our employee stock purchase plans and those of our subsidiaries to accrue at a rate that exceeds $21,250 (which is eighty-five percent of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year in which such option is outstanding at any time; or

•

if, after the grant of an option, the participant would own common stock or options to purchase common stock equal to five percent or more of the total combined voting power or value of all classes of our capital stock or capital stock of any of our subsidiaries.

For purposes of the 1987 Purchase Plan, the employment relationship is treated as continuing intact while a participant is on sick leave or other leave of absence approved by us. However, if the period of leave exceeds ninety days and the participant’s right to re-employment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the 1987 Purchase Plan on the ninety-first day of such leave.

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the 1987 Purchase Plan exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro-rata allocation of the available shares is made in as uniform and as equitable a manner as is practicable.

As of the record date, approximately 2,601 employees were eligible to participate in the 1987 Purchase Plan.

Enrollment in the Plan

Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the 1987 Purchase Plan until the commencement of the next offering period.

Offering Periods; Purchase Periods

Typically, the 1987 Purchase Plan is implemented by consecutive, overlapping twelve-month offering periods, with a new offering period commencing on the first trading day on or after May 1 and November 1 of each year and terminating on the trading day on or before April 30 and October 31. Each twelve-month offering period generally includes two six-month purchase periods. In the future, the board of directors may alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price at which shares are sold under the 1987 Purchase Plan is eighty-five percent of the lower of the fair market value of a share of our common stock on: (1) the first trading day of the offering period; or (2) the last trading day of the purchase period. If the fair market value at the end of any purchase period is less than the fair market value at the beginning of the offering period, each participant is: (1) automatically withdrawn from the current offering period following the purchase of shares on the purchase date; and (2) automatically re-enrolled in the immediately following offering period. The 1987 Purchase Plan provides that, because our common stock is currently traded on NASDAQ, the fair market value of a share of our common stock on a given date is the closing price on NASDAQ on such date.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed ten percent of a participant’s eligible compensation received on each payday. The aggregate of such payroll deductions during the offering period cannot exceed ten percent of a participant’s aggregate eligible compensation during such offering period up to a maximum of $21,250 (which is eighty-five percent of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year. Eligible compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive payments, bonuses, or other compensation.

Payroll deductions commence on the first payday following the first day of the offering period and continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest accrues on a participant’s payroll deductions. At any time during the offering period, a participant may discontinue or decrease his/her payroll deductions without withdrawing amounts previously contributed. A participant may increase his/her rate of payroll deductions only for a subsequent offering period and may not increase his/her rate of payroll deductions during an outstanding offering period in which such participant is currently participating.

All payroll deductions received or held by us under the 1987 Purchase Plan may be used by us for any corporate purpose; we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan is granted an option to purchase up to a maximum of 10,000 shares of our common stock during each purchase period. The exact number of shares is determined by dividing such employee’s accumulated payroll deductions at the end of the purchase period by the option purchase price determined as described above, subject to the limitations set forth in the 1987 Purchase Plan. For future offering periods, the board of directors may increase or decrease, in its absolute discretion, the maximum number of shares of our common stock that may be purchased during each purchase period of the offering period.

Exercise of Options

Unless the participant’s participation is discontinued, each participant’s option for the purchase of the maximum number of full shares is exercised automatically at the end of the purchase period at the applicable price.

Withdrawal

A participant may withdraw all, but no less than all, the payroll deductions credited to his/her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to us. After receipt of a notice of withdrawal: (1) all of the participant’s payroll deductions credited to his/her account are promptly refunded; (2) the participant’s option for the current period automatically terminates; and (3) no further payroll deductions for the purchase of shares are made during the offering period.

A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan that we may adopt.

Termination or Interruption of Employment

Upon termination or interruption of a participant’s employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of a participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his/her option will automatically terminate.

Adjustments upon Changes in Capitalization or Merger

In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that increases or decreases the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened and a new exercise date will be set. At least ten days prior to the new exercise date, the board of directors will notify the participant that the exercise date has been changed and that the participant’s option will be exercised automatically, unless the participant has withdrawn from the offering period prior to the new exercise date. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the participant’s outstanding option will be assumed or substituted for or by the successor corporation, or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or provide a substitute for the participant’s outstanding options, we will take the same actions under the plan as previously described with respect to a proposed dissolution or liquidation.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the 1987 Purchase Plan. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the 1987 Purchase Plan.

Amendment and Termination of the Plan

The board of directors may, at any time or from time to time, amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

Without stockholder approval and without regard to whether any participant rights may be adversely affected, the board of directors may:

(1)	change the offering periods;

(2)	limit the frequency and/or number of changes in the amount withheld during an offering period;

(3)	establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars;

(4)	permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections;

(5)	establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation; and

(6)	establish such other limitations or procedures that the board of directors determines, in its sole discretion, are advisable and that are consistent with the 1987 Purchase Plan.

The 1987 Purchase Plan continues in effect until terminated as described above.

Tax Information

If the shares are sold or disposed of, including by way of gift: (1) at least two years after the offering date (the first day of the offering period during which shares were purchased); and (2) more than one year after the date on which shares were transferred to the employee, then the lesser of: (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price;” or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Participation in the 1987 Purchase Plan

Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his/her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, stockholders are requested to ratify the audit committee’s appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We expect that a representative of PricewaterhouseCoopers will be present at the annual meeting, will have the opportunity to make a statement if he/she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

Although not required, the board of directors submits its selection of our independent registered public accounting firm for ratification by stockholders to ascertain the view of stockholders regarding such selection.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting are required to ratify this proposal. Whether the proposal is approved or defeated, the audit committee may reconsider its selection. The board of directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Exchange Act and our bylaws, any stockholder who intends to submit a proposal at our 2010 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement for that meeting must, in addition to complying with applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no earlier than September 29, 2009 and no later than November 28, 2009. Such proposal should be sent to us, care of our Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134. Each proposal must set forth: (1) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and record address of the stockholder proposing such business; (3) the class and number of shares of the company that are beneficially owned by the stockholder; and (4) any material interest of the stockholder in such business.

If a stockholder wishes to present a proposal before the 2010 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must give written notice to us at the address noted above. The notice must be submitted by February 12, 2010 (45 calendar days prior to the anniversary of the mailing date of the Notice of Internet Availability of Proxy Materials). If a stockholder submits a proposal after February 12, 2010, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2010 annual meeting.

It is important that proxies be cast promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to cast their proxy as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone, or by requesting a paper proxy card. If you request a paper proxy card, please complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided. By returning your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

Dated: March 30, 2009	For the Board of Directors
ALTERA CORPORATION
/s/ Katherine E. Schuelke
Katherine E. Schuelke
Secretary

ALTERA CORPORATION 101 INNOVATION DRIVE SAN JOSE, CA 95134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Altera Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Altera Corporation, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ALTCP1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTERA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1. Election of directors.

Nominees:

1a. John P. Daane

1b. Robert J. Finocchio, Jr.

1c. Kevin McGarity

1d. Gregory E. Myers

1e. Krish A. Prabhu

1f. John Shoemaker

1g. Susan Wang

For Against Abstain

2. To approve an amendment to the 2005 Equity Incentive Plan to increase by 5,000,000 the number of shares of common stock reserved for issuance under the plan.

3. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

5. To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his/her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting:

The Notice and Proxy Statement, Form 10-K, and Letter to Stockholders are available at www.proxyvote.com.

ALTCP2

ALTERA CORPORATION

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) John P. Daane and Timothy R. Morse, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Altera Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2009 at 1:30 p.m., Pacific Time at 101 Innovation Drive, San Jose, California 95134, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE